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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
XPLOR Energy, Inc.
(formerly Araxas Energy Corporation)

We consent to the use of our reports on the consolidated financial statements of XPLOR Energy, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 and on the combined financial statements of the South Coast Companies as of December 31, 1996 and 1995, and for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG PEAT MARWICK LLP

Houston, Texas

December 1, 1997